Exhibit 10.17

SUBORDINATION AGREEMENT
THIS SUBORDINATION AGREEMENT (as may be amended, modified, restated, amended and restated, replaced or supplemented from time to time, this “Agreement”), is entered into as of March 19, 2020 (the “Effective Date”), by and between SILICON VALLEY BANK, a California corporation, in its capacity as administrative agent and collateral agent (“Senior Agent”) under the Senior Creditor Agreement (as defined below), SILICON VALLEY BANK, a California corporation (“SVB”) in its capacity as a lender under the Senior Creditor Agreement (as defined below), WESTRIVER INNOVATION LENDING FUND VIII, L.P., a Delaware limited partnership (“WestRiver”), in its capacity as a lender under the Senior Creditor Agreement (as defined below) (SVB and WestRiver in such capacities and each of the other “Lenders” from time to time a party to the Senior Creditor Agreement (as defined below) are referred to herein collectively as the “Senior Creditors” and each individually as a “Senior Creditor”), and SFJ PHARMACEUTICALS X, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Subordinated Creditor”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in Section 1(a) below.
RECITALS
A.    PHASEBIO PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), is indebted to Senior Creditors pursuant to that certain Loan and Security Agreement dated March 25, 2019 (as may be amended, modified, restated, amended and restated, replaced or supplemented from time to time, the “Senior Creditor Agreement”), by and between Borrower, Senior Agent and Senior Creditors. The funds advanced to or owed by Borrower under the Senior Creditor Agreement shall be referred to collectively herein as the “Senior Loans.” To secure the Senior Debt (as defined below), Borrower granted to Senior Agent, for the benefit of Senior Creditors, a security interest in the Senior Collateral (as defined below).
B.    Borrower has entered into certain Subordinated Loan Documents with Subordinated Creditor which are secured by the Subordinated Collateral (described below).
C.    Subordinated Creditor and Borrower desire to obtain Senior Creditors’ consent to Borrower’s execution and performance of the Subordinated Loan Documents and the Borrower’s granting of Liens in the Subordinated Collateral, and Subordinated Creditor and each Senior Creditor desire to agree to, and to set forth, their respective rights, priorities and interests governing their respective relationships with Borrower and the collateral for the obligations owing pursuant to the Subordinated Loan Documents and the Senior Loan Documents, respectively, at all times on and after the Effective Date.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subordinated Creditor, Senior Agent and each Senior Creditor hereby agree as follows:
1.DEFINITIONS; EFFECTIVENESS
(a)    DEFINITIONS. As used herein, the following terms shall have the following meanings:
“Bank Services” is defined in the Senior Creditor Agreement.
“Collateral” means the Senior Collateral and the Subordinated Collateral.

“Discharge” means indefeasible payment in full of the Senior Debt (other than contingent indemnity obligations in connection therewith) and termination of the Senior Loan Documents.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.
“Senior Collateral” means (a) any “Collateral” as defined in any Senior Loan Document and (b) any other assets of Borrower with respect to which a Lien is granted or purported to be granted pursuant to a Senior Loan Document as security for any Senior Debt.
“Senior Debt” means any and all indebtedness and obligations for borrowed money (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations) at any time owing by Borrower to each Senior Creditor under the Senior Loan Documents (including, without limitation, the Obligations (as defined in the Senior Creditor Agreement) and all other credit relationships with each Senior Creditor including but not limited to such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership, or reorganization case by or against Borrower, and any other credit extensions or agreements between Borrower and either Senior Creditor, including, but not limited to, letters of credit, interest rate swap arrangements, foreign exchange services, cash management services, credit cards, overdrafts, etc. and other Bank Services, subject in all respects to an aggregate cap equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000).
“Senior Debt Event of Default” means any “Event of Default” as defined in the Senior Loan Documents.
“Senior Loan Documents” means the Senior Creditor Agreement and any other agreement, security agreement, document, promissory note, UCC financing statement, or instrument executed by Borrower in favor of Senior Agent or any Senior Creditor, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated, amended and restated or replaced in accordance with Section 11.
“Subordinated Agreement” means that certain Co-Development Agreement dated January 9, 2020, between Borrower and Subordinated Creditor, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated, amended and restated, or replaced.
“Subordinated Collateral” means (a) any “SFJ Collateral” as defined in the Subordinated Agreement or (b) any other assets of Borrower with respect to which a Lien is granted or purported to be granted pursuant to a Subordinated Loan Document as security for any Subordinated Obligations; provided, however, that at no time shall the Subordinated Collateral include any assets that do not also constitute Senior Collateral.
“Subordinated Debt” means the Subordinated Obligations, including without limitation any and all indebtedness and payment obligations (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations) at any time owing by Borrower to Subordinated Creditor under the Subordinated Loan Documents, including but not limited to such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership, or reorganization case by or against Borrower.
“Subordinated Debt Event of Default” means any “Event of Default” as defined in the Subordinated Loan Documents.
“Subordinated Loan Documents” means the Subordinated Agreement and any other agreement, document, promissory note, financing statement, or instrument executed by Borrower in favor of Subordinated Creditor pursuant to or in connection with the Subordinated Debt, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated, amended and restated, or replaced.
“Subordinated Obligations” means the “PB Obligations” as defined in the Subordinated Agreement and any other payment obligations arising pursuant to the Subordinated Loan Documents.
Unless otherwise specified, all references in this Agreement to a “Section” shall refer to the corresponding Section in or to this Agreement. Other capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in the Uniform Commercial Code as in effect in the State of California, as in effect from time to time (“UCC”).
2.    SUBORDINATION
(a)    On the terms and conditions set forth below, Subordinated Creditor’s right to payment and performance of the Subordinated Debt and all Liens securing the Subordinated Debt are hereby subordinated to each Senior Creditor’s right to payment in full (other than contingent indemnity obligations) of the Senior Debt and all Liens securing the Senior Debt. Subject to and except as set forth in Section 3, Subordinated Creditor shall not ask, demand, sue for, take or receive from Borrower, by setoff or in any other manner, the whole or any part of any monies which may now or hereafter be owing by Borrower to Subordinated Creditor, or be owing by any other person to Subordinated Creditor under a guaranty or similar instrument, on account of the Subordinated Debt, nor any collateral security for any of the foregoing, including, without limitation, any Subordinated Collateral granted to Subordinated Creditor pursuant to the Subordinated Loan Documents, unless and until the Senior Debt shall have been fully paid in cash (other than contingent indemnity obligations) and all commitments to extend credit under the Senior Creditor Agreement shall have been terminated (the temporary reduction of outstanding obligations, liabilities and indebtedness of Borrower to each Senior Creditor not being deemed to constitute full payment or satisfaction thereof).
(b)    Subordinated Creditor shall not create, maintain or perfect any Lien on any property of Borrower, other than the Liens granted in favor of Subordinated Creditor in the Subordinated Collateral under and as described in the Subordinated Loan Documents, which Liens in the Subordinated Collateral are junior and subordinated to the Lien securing the Senior Debt. If, notwithstanding the foregoing, any Lien shall be created or shall arise (including, without limitation, the Liens granted in favor of Subordinated Creditor pursuant to the Subordinated Loan Documents), whether by operation of law or otherwise, and may from time to time exist in favor of Subordinated Creditor in or on any property of Borrower to secure all or any portion of the Subordinated Debt, then any Lien granted by Borrower in favor of Senior Agent for the benefit of Senior Creditors to secure the Senior Debt shall in all respects be first and senior liens, superior to any Lien in favor of Subordinated Creditor securing the Subordinated Debt, including, without limitation, the Lien granted in favor of Subordinated Creditor pursuant to the Subordinated Loan Documents notwithstanding (i) the date, manner or order of perfection of the Lien granted in favor of Senior Agent, (ii) the provisions of the UCC or any other applicable laws or decisions, (iii) the provisions of any contract in effect between Senior Agent or any Senior Creditor, on the one hand, and Borrower or any affiliate thereof, on the other, and (iv) whether Senior Agent, any Senior Creditor or any agent or bailee thereof holds possession of any part or all of the Collateral. In the event Subordinated Creditor has or obtains possession of any such property or forecloses upon or enforces its Lien upon any such property, whether by judicial action or otherwise, then all such property shall be immediately delivered in kind to Senior Agent or any Senior Creditor or, if not deliverable in kind, all cash or non-cash proceeds and profits of such property shall be held in trust for the benefit of Senior Agent for the benefit of Senior Creditors and paid over to Senior Agent for the benefit of Senior Creditors, without any deduction or offset, unless and until all of the Senior Debt shall have been paid in cash in full (other than contingent indemnity obligations) and all commitments to extend credit under the Senior Creditor Agreement shall have been terminated.
(c)    Without limiting the generality of any other covenant or agreement made by Subordinated Creditor in this Agreement, Subordinated Creditor hereby covenants and agrees that (i) Senior Creditor has not made any warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Senior Creditor Agreement or any of the other Senior Loan Documents, or the collectibility of the Senior Debt; (ii) Subordinated Creditor will not interfere with or in any manner oppose a disposition of any Senior Collateral by Senior Creditor; (iii) Subordinated Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Senior Creditor’s security interest in the Collateral, or the validity, priority or enforceability of the Senior Debt; and (iv) Subordinated Creditor shall use commercially reasonable efforts to give Senior Creditor prompt written notice of the occurrence of any Subordinated Debt Event of Default under the Subordinated Loan Documents.
(d)    Without limiting the generality of any other covenant or agreement made by Senior Creditor in this Agreement, Senior Creditor hereby covenants and agrees that (i) Subordinated Creditor has not made any warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Subordinated Agreement or any of the other Subordinated Loan Documents, or the collectability of the Subordinated Debt; (ii) Senior Creditor will not interfere with or in any manner oppose a disposition of any Subordinated Collateral by Subordinated Creditor to the extent otherwise permitted hereunder; provided, that any proceeds received from such disposition shall be applied in accordance with Section 6, (iii) Senior Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of Subordinated Creditor’s Lien on the Subordinated Collateral, or the validity, priority or enforceability of the Subordinated Debt; and (iii) Senior Creditor shall use commercially reasonable efforts to give Subordinated Creditor prompt written notice of the occurrence of any Senior Debt Event of Default under the Senior Loan Documents.
(e)    The subordination contained in this Agreement is intended to define the rights and duties of Subordinated Creditor Senior Agent and Senior Creditors; it is not intended that any third party (including any bankruptcy trustee, receiver, or debtor in possession) shall benefit from it. If the effect of the subordination contained in this Agreement would be to give any third party a priority status to which that party would not otherwise be entitled, then that provision shall, to the extent necessary to avoid that priority, be given no effect and the rights and priorities of Senior Agent, each Senior Creditor and Subordinated Creditor shall be determined in accordance with applicable law and this Agreement.
(f)    Notwithstanding anything in this Agreement to the contrary, nothing herein shall be deemed to subordinate, waive or restrict the contractual rights of Subordinated Creditor under any warrants or capital stock that the Borrower may issue to Subordinated Creditor from time to time, nor shall anything herein restrict the performance of Borrower’s obligations under such warrants or with respect to such capital stock.
(g)    In the event of the occurrence of an Insolvency Event (as hereinafter defined), (i) this Agreement shall remain in full force and effect in accordance with Section 510(a) of the United States

Bankruptcy Code, and (ii) the Collateral shall include, without limitation, all Collateral arising during or after any such Insolvency Event.
3.    PERMITTED PAYMENTS; PAYMENT BLOCKAGE
(a)    Notwithstanding anything to the contrary contained in Section 2, but subject expressly to Section 3(b), Borrower shall be permitted to make, and Subordinated Creditor shall be permitted to ask, demand, sue for, take or receive from Borrower, by setoff or in any other manner, the following payments (collectively, “Permitted Payments”): (i) scheduled payments when due under the Subordinated Loan Documents, (ii)  all reimbursable expenses, costs and professional fees and expenses as and when due under the Subordinated Loan Documents (provided that such reimbursements shall be limited to up to Two Hundred Fifty Thousand Dollars ($250,000) per calendar year during a Blockage Period), and (iii) other payments consented to in writing by Senior Creditor.
(b)    Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Agreement, if Senior Agent or any Senior Creditor delivers to Subordinated Creditor written notice (a “Blockage Notice”) of the occurrence and continuation of a Senior Debt Event of Default, during any Blockage Period (as defined below), Subordinated Creditor shall not accept or receive any payment of any kind of or on account of the Subordinated Debt (other than any Permitted Payment), unless and until the earlier of (A) the time Senior Agent or any Senior Creditor notifies Subordinated Creditor in writing that such Senior Debt Event of Default has been cured by the Borrower or waived by Senior Agent and each Senior Creditor, or (B) the expiration of the Blockage Period for such Blockage Notice. Additionally, Subordinated Creditor shall disgorge any payments (other than any Permitted Payments) received during the time commencing upon the occurrence of a Senior Debt Event of Default until the date of receipt by Subordinated Creditor of the related Blockage Notice; provided, that Subordinated Creditor may accept and retain any distribution to Borrower’s unsecured creditors constituting the proceeds of Borrower’s assets that are not otherwise subject to Senior Agent’s or any Senior Creditor’s Lien.
As used herein, “Blockage Period” means a period of time beginning on the date a Blockage Notice is delivered to Subordinated Creditor and terminating on the earliest to occur of:
(1)    120 days following such date; provided that if, prior to the expiration of such 120 day period, Senior Creditor has accelerated the maturity of the Senior Debt, commenced a judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or foreclose on any collateral for the Senior Debt, or a case or proceeding by or against Borrower is commenced under the United States Bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions until the payment in cash in full (other than contingent indemnity obligations) of the Senior Debt;
(1)    the Discharge of the Senior Debt;
(2)    the maturity of the Senior Debt in accordance with the Senior Loan Documents; or
(3)    the written consent of each Senior Creditor to such termination.
provided that if during the Blockage Period, Senior Creditor has commenced actions to diligently enforce the Senior Debt then the Blockage Period shall be extended until Discharge of the Senior Debt.

Senior Creditors shall not issue more than (i) two (2) Blockage Notices for defaults which do not involve a failure to make a payment of Senior Debt in any period of 365 consecutive days or (ii) six (6) Blockage Notices for any defaults during the term of the Senior Loan Documents.
4.    ENFORCEMENT RIGHTS
Notwithstanding anything to the contrary contained in Section 2, Subordinated Creditor shall not accelerate the maturity of the Subordinated Debt, enforce any claim (including any default remedy) with respect to the Subordinated Debt or the Subordinated Collateral, or otherwise take any action against Borrower or Borrower’s property with respect to the Subordinated Debt so long as any Blockage Period is in effect; provided, however, that Subordinated Creditor may (i) file claims or proofs of claims upon the occurrence of an Insolvency Event (as defined in Section 6 below) pursuant to the terms of Section 6(b), (ii) take action for nonpayment of the Subordinated Debt including demanding and accelerating Subordinated Debt, for the purposes of obtaining a monetary judgment in respect thereof provided that no measure is taken to enforce any such judgment, or (iii) take action as required to preserve the validity, efficacy or priority of the Subordinated Debt and the Subordinated Loan Documents provided such action is not otherwise prohibited hereunder.
5.    ASSIGNMENT OF SUBORDINATED DEBT
Subordinated Creditor hereby covenants to each Senior Creditor that prior to the termination of this Agreement in accordance with Section 10, the entire Subordinated Debt created in favor of Subordinated Creditor shall continue to be owing only to Subordinated Creditor, and any collateral security therefor (including, without limitation, the Subordinated Collateral) shall continue to be held solely for the benefit of Subordinated Creditor, unless assigned pursuant to an assignment made expressly subject to this Agreement (which, for the avoidance of doubt, does not create any consent or other similar type of right in favor of Senior Creditor).
6.    SENIOR CREDITOR’S PRIORITY
In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property of Borrower or the proceeds thereof to the creditors of Borrower, or the readjustment of the Senior Debt and the Subordinated Debt of Borrower, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of the Senior Debt or the Subordinated Debt, or the application of the property of Borrower to the payment or liquidation thereof, or upon the dissolution, liquidation, reorganization, or other winding up of Borrower’s business, or upon the sale of all or any substantial part of Borrower’s property (any of the foregoing being hereinafter referred to as an “Insolvency Event”), then, and in any such event, each Senior Creditor shall be entitled to receive the payment in cash in full (other than contingent indemnity obligations) of the Senior Debt before Subordinated Creditor shall be entitled to receive any payment on account of the Subordinated Debt, and to that end and in furtherance thereof:
(a)    All payments and distributions of any kind or character, whether in cash, property, or securities, in respect of the Subordinated Debt to which Subordinated Creditor would be entitled if the Subordinated Debt were not subordinated pursuant to this Agreement, shall be paid to Senior Creditors and applied in payment of the Senior Debt;
(b)    Subordinated Creditor shall file a claim or claims, on the form required in such proceedings, on or before five (5) Business Days prior to the last date such claims or proofs of claim may be filed pursuant to law or the order of any court exercising jurisdiction over such proceeding; and
(c)    Notwithstanding the foregoing, if any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by Subordinated Creditor on account of the Subordinated Debt before all of the Senior Debt has been paid, then such payment or distribution shall be received by Subordinated Creditor in trust for and shall be promptly paid over to Senior Creditors for application to the payments of amounts due on the Senior Debt until the Senior Debt shall have been paid in cash in full (other than contingent indemnity obligations).
7.    GRANT OF AUTHORITY; AGREEMENTS OF SUBORDINATED CREDITOR
In the event of the occurrence of an Insolvency Event, and in order to enable each Senior Creditor to enforce its rights hereunder in any of the aforesaid actions or proceedings, each Senior Creditor is hereby irrevocably authorized and empowered, in such Senior Creditor’s discretion, as follows:
(a)    Such Senior Creditor is hereby irrevocably authorized and empowered (in its own name or in the name of Subordinated Creditor or otherwise), but shall have no obligation, ((i) to demand, sue for, collect and receive every payment or distribution referred to in Section 6, and give acquittance therefor and, (ii) (if Subordinated Creditor has failed to file claims or proofs of claim on or before five (5) Business Days prior to the last date such claims or proofs of claim may be filed pursuant to law or the order of any court exercising jurisdiction over such proceeding) to file claims and proofs of claim, and (iii) to take such other action (including, without limitation, enforcing any Lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of either Senior Creditor hereunder. Subordinated Creditor shall duly and promptly take such action as each Senior Creditor may reasonably request to execute and deliver to each Senior Creditor such authorizations, endorsements, assignments, or other instruments as each Senior Creditor may reasonably request in order to enable each Senior Creditor to enforce any and all claims with respect to, and any Lien securing payment of, the Subordinated Debt as such enforcement is contemplated herein.
(b)    To the extent that payments or distributions on account of the Subordinated Debt are made in property or securities other than cash, Subordinated Creditor authorizes each Senior Creditor, to sell or dispose of such property or securities on such terms as are commercially reasonable in the situation in question. Following full payment in cash of the Senior Debt, each Senior Creditor shall remit to Subordinated Creditor (with all necessary endorsements), to the extent of Subordinated Creditor’s interest therein, all payments and distributions of cash, property, or securities paid to and held by any Senior Creditor in excess of the allowed amount of the Senior Debt.
In addition to and without limiting the foregoing: (a) so long as the Discharge of Senior Debt has not occurred, Subordinated Creditor shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Borrower except upon written consent of Senior Creditor, and (b) if an Insolvency Event occurs: (i) Subordinated Creditor shall not assert, without the prior written consent of each Senior Creditor, any claim, motion, objection or argument in respect of the Collateral in connection with any Insolvency Event which could otherwise be asserted or raised in connection with such Insolvency Event, including, without limitation, any claim, motion, objection or argument seeking adequate protection (except, however, that Subordinated Creditor may do so to the same extent Senior Creditor has sought adequate protection) or relief from the automatic stay in respect of the Collateral, (ii) Senior Creditors may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Subordinated Creditor as (if applicable) holder of an interest in the Collateral, (iii) if use of cash collateral by Borrower is consented to by Senior Creditors, Subordinated Creditor shall not oppose such use of cash collateral on the basis that Subordinated Creditor’s interest in the Collateral (if any) is impaired by such use or inadequately protected by such use, or on any other ground, and (iv) Subordinated Creditor shall not object to, or oppose, any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of Liens and claims of any party, including Subordinated Creditor, under Section 363 of the United States Bankruptcy Code or otherwise, on the basis that the interest of Subordinated Creditor in the Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by either Senior Creditor, Subordinated Creditor shall affirmatively and promptly consent to such sale or disposition of such assets), if Senior Creditors have consented to, or supports, such sale or disposition of such assets.
8.    PAYMENTS RECEIVED BY SUBORDINATED CREDITOR
Should any payment, distribution, or security be received by Subordinated Creditor upon or with respect to the Subordinated Debt (other than any payment of Subordinated Debt permitted pursuant to Section 3) prior to termination of this Agreement in accordance with Section 10, Subordinated Creditor shall receive and hold the same in trust for the benefit of each Senior Creditor and shall forthwith deliver the same to Senior Creditors in precisely the form received (except for the endorsement or assignment of Subordinated Creditor where necessary) for application to the Senior Debt, and, until so delivered, the same shall be held in trust by Subordinated Creditor as the property of Senior Creditors.
9.    FURTHER ASSURANCES.
Subject to Section 16(b), each of Senior Creditor and Subordinated Creditor agrees to take all further actions and execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the lien priorities contemplated by, this Agreement.
10.    TERMINATION OR AMENDMENT OF AGREEMENT
This Agreement shall be effective upon its execution by each of Senior Agent, Senior Creditors and Subordinated Creditor. After the Effective Date, this Agreement may be amended or waived in writing signed by Senior Creditor and Subordinated Creditor. Senior Creditors and Subordinated Creditor agree that no amendment hereto shall be binding upon Borrower unless Borrower shall have received notice of such amendment. Subject to Section 14, this Agreement shall automatically and without further action terminate upon the Discharge of Senior Debt.
11.    ADDITIONAL AGREEMENTS FOR SENIOR AGENT AND SENIOR CREDITORS
Senior Agent and Senior Creditors may administer and manage their credit and other relationships with Borrower in its own best interest, without notice to or consent of Subordinated Creditor. At any time and from time to time, Senior Agent and Senior Creditors may enter into any amendment or agreement with Borrower as Senior Creditors may deem proper, extending the time of payment of or renewing or otherwise altering the terms of all or any of the obligations constituting Senior Debt or affecting the collateral security for, supporting or underlying any or all of the Senior Debt, and may exchange, sell, release, surrender or otherwise deal with any such collateral without in any way thereby impairing or affecting this Agreement, and all such additional agreements and amendments shall be Senior Loan Documents evidencing the Senior Debt; provided, that neither this Section 11 nor any provision of such agreements shall affect the limitations contained in the definition of Senior Debt.

12.    SUBROGATION
If cash or other property otherwise payable or deliverable to Subordinated Creditor or on account of the Subordinated Debt shall have been applied pursuant to this Agreement to the payment of the Senior Debt, and if the Discharge of Senior Debt has occurred, then Subordinated Creditor shall be subrogated to any rights of Senior Creditors to receive further payments or distributions applicable to the Senior Debt until the Subordinated Debt shall have been fully paid. No such payments or distributions received by Subordinated Creditor by reason of such subrogation shall, as between Borrower and its creditor other than Senior Creditors, on the one hand, and Subordinated Creditor, on the other hand, be deemed to be a payment by Borrower on account of the Subordinated Debt owed to Subordinated Creditor.
13.    AMENDMENTS
(a)    Subordinated Creditor shall have the right to amend the Subordinated Loan Documents at any time, provided that without Senior Agent’s consent such amendment shall not (i) restrict the Borrower’s ability to repay the Senior Debt in any respect, (ii) accelerate or otherwise shorten the payment schedule under the Subordinated Loan Documents or (iii) increase the amount of any scheduled payment under the Subordinated Loan Documents.
14.    REINSTATEMENT OF SENIOR DEBT
To the extent that Senior Agent or Senior Creditors receives payments on or proceeds of any collateral security for the Senior Debt, which payments or proceeds are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payments or proceeds invalidated, declared to be fraudulent or preferential, set aside or required to be repaid, the Senior Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by Senior Agent or Senior Creditors.
15.    NO WAIVERS
None of Senior Agent, Senior Creditors or Subordinated Creditor shall be prejudiced in their rights under this Agreement by any act or failure to act of any party hereto or any noncompliance of any other party hereto with any agreement or obligation, regardless of any knowledge thereof which Senior Agent, Senior Creditors or Subordinated Creditor, as applicable, may have, or with which Senior Agent or Senior Creditors may be charged; no action permitted hereunder that has been taken by any party hereto shall in any way affect or impair the rights or remedies of such party in the exercise of any other right or remedy or shall operate as a waiver thereof; no single or partial exercise by any party hereto of any right or remedy shall preclude any other or further exercise thereof; and no modification or waiver of any of the provisions of this Agreement shall be binding upon any party hereto, in each case except as expressly set forth in a writing duly signed and delivered by such party.
16.    INFORMATION CONCERNING BORROWER; CREDIT ADMINISTRATION
(a)    Subordinated Creditor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower, any and all endorsers and any and all guarantors of the Senior Debt and of all other circumstances bearing upon the risk of nonpayment of the Senior Debt or the Subordinated Debt that diligent inquiry would reveal, and Subordinated Creditor hereby agrees that Senior Agent or Senior Creditors shall not have any duty to advise Subordinated Creditor of information known to Senior Agent or Senior Creditors regarding such condition.

(b)    Subject to Sections 2(b), 3, 4, 7 and 8, Subordinated Creditor may (i) administer and manage its credit and other relationships with Borrower in its own best interest, and (ii) amend or extend its agreements with Borrower or enter into additional agreements with Borrower, all without the consent of or notice to Senior Agent or Senior Creditors; provided that neither this Section 16(b) nor any amendments or additional agreements referred to therein shall impair or affect the subordination of Subordinated Debt or change the definition of Permitted Payments, Subordinated Debt, Subordinated Creditor, Senior Debt or Senior Creditor.
17.    NOTICES
Except as otherwise provided herein, all notices and service of process required, contemplated, or permitted hereunder or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of: (a) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (b) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Borrower: If to Agent or SVB: If to WestRiver:
Phasebio Pharmaceuticals, Inc.
1 Great Valley Parkway, Suite 30
Malvern, PA 19355
Attn: Jonathan Mow, CEO
Email: jonathan.mow@phasebio.com

Silicon Valley Bank
3475 Piedmont Road, Suite 560
Atlanta, GA 30305
Attn: Myron Jensen
Email: MJensen@svb.com

WestRiver Innovation Lending Fund VIII, L.P.
c/o WestRiver Management, LLC
3720 Carillon Point
Kirkland, Washington 98033-7455
Attn: Harper Ellison
Email: Harper@wrg.vc

If to Subordinated Creditor:	SFJ Pharmaceuticals X, Ltd SIX, 2nd Floor, Cricket Square PO Box 2681 Grand Cayman, KY1-1111 Cayman Islands

18.    SEVERABILITY
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.    GOVERNING LAW
This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to principles of conflict of laws that would cause the application of laws of any other jurisdiction.
20.    ASSIGNMENT
This Agreement shall be binding upon Senior Creditor, Subordinated Creditor, the Borrower and their respective successors and assigns, and shall inure to the benefit of and be enforceable by Senior Agent or Senior Creditors and their successors and assigns.
21.    CONSENT
Senior Agent and each Senior Creditor hereby consents to the Liens in the Subordinated Collateral and the indebtedness and other obligations created or to be created under Subordinated Agreement and agrees that the grant or existence of such Lien does not and shall not constitute a default or an event of default under or a breach of the Senior Loan Documents or this Agreement. Subordinated Creditor hereby consents to the Lien on the Senior Collateral and the indebtedness created or to be created under the Senior Creditor Agreement and agrees that the grant or existence of such Liens does not and shall not constitute a default or an event of default under the Subordinated Loan Documents.
22.    WAIVER AND JUDICIAL REFERENCE
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUBORDINATED CREDITOR AND SENIOR CREDITOR EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE SENIOR LOAN DOCUMENTS, THE SUBORDINATED LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY, AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties hereto (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereto hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.

The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
23.    COUNTERPARTS
This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
24.    PURCHASE OPTION
(a)In the event that (i) a Blockage Notice has been issued, or (ii) the Senior Debt is accelerated by Senior Creditors (each a “Purchase Trigger Event”), Subordinated Creditor shall have the option (but not the obligation) to purchase all (but not less than all) of the then-outstanding Senior Debt; provided that such option shall expire if Subordinated Creditor fails to deliver a written notice (the “Purchase Notice”) to Senior Creditors within thirty (30) business days following the occurrence of a Purchase Trigger Event, which Purchase Notice shall (i) be signed by Subordinated Creditor and (ii) state that (A) it is a Purchase Notice delivered pursuant to Section 24 of this Agreement, and (B) Subordinated Creditor is thereby offering to purchase all of the Senior Debt at the Purchase Price set forth in Section 24(d) hereof. The Purchase Notice shall be irrevocable by Subordinated Creditor once received by Senior Creditors. After the expiration of the thirty (30) business day period above, Subordinated Creditor shall not be entitled to send a Purchase Notice until the occurrence of a subsequent Purchase Trigger Event.
(b)    Notwithstanding the delivery of a Purchase Notice in accordance with the terms hereunder, Senior Agent and Senior Creditors may continue to exercise all of their rights and remedies under the Senior Debt until the close of the Purchase on the Purchase Date (as such terms are defined below), and until the close of the Purchase on the Purchase Date Senior Agent and each Senior Creditor shall not be precluded from taking any action, including commencing judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or foreclose on any collateral for the Senior Debt. For the avoidance of doubt, upon the close of the Purchase, such rights and remedies of Senior Agent and Senior Creditors shall cease.
(c)    On the date (the “Purchase Date”) specified by Subordinated Creditor in the Purchase Notice (which date shall be not less than thirty (30) days, after the receipt by Senior Creditors of the Purchase Notice), subject to any required approval of any court or other governmental authority then in effect, Senior Creditors shall sell to Subordinated Creditor, and Subordinated Creditor shall purchase from Senior Creditors (the “Purchase”), the aggregate amount of Senior Debt outstanding at the time of purchase at par, on a non-recourse basis; provided that the Senior Debt purchased shall not include any rights of Senior Creditors with respect to indemnification obligations of Borrower arising under the Senior Loan Documents prior to the Purchase Date (the “Surviving Obligations”).
(d)    Without limiting the obligations of Borrower under the Senior Loan Documents to Senior Creditors with respect to the Surviving Obligations (which shall not be transferred in connection with the

Purchase), upon the Purchase Date, Subordinated Creditor shall: (i) as the purchase price (the “Purchase Price”) for all of the Senior Debt, pay to Senior Creditors in cash an amount equal to all outstanding Senior Debt as of the Purchase Date, and (ii) furnish cash collateral to SVB (X) in an amount equal to one hundred five percent (105.0%) of the face amount of all letters of credit issued by Senior Creditor that are denominated in United States Dollars, plus all interest, reasonable and documented fees, and costs due in connection therewith (as determined by Senior Creditor in its good faith business judgment), (Y) in an amount equal to one hundred five percent (105.0%) of the face amount of all letters of credit issued by SVB that are denominated in a currency other than United States Dollars, plus all interest, reasonable and documented fees, and costs due in connection therewith (as estimated by SVB in its good faith business judgment) and (Z) in an amount equal to all Bank Services and any other contingent obligations (all of the foregoing in clause (X), clause (Y) and clause (Z) being “Reimbursement Obligations”), to cash collateralize such Reimbursement Obligations (or make such other arrangements as are acceptable to SVB in its sole discretion to assume any reimbursement obligations relating to such Reimbursement Obligations), and (iii) agree to reimburse Senior Creditors for any loss, cost, damage or reasonable and documented out-of-pocket cost or expense (including reasonable and documented out-of-pocket attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to Senior Creditors and/or as to which Senior Creditors have not yet received final payment. The Purchase Price and cash collateral above shall be remitted by wire transfer in immediately available federal funds to such bank account of Senior Creditors as Senior Creditors may designate in writing to Subordinated Creditor for such purpose. Interest shall be calculated to and including the business day on which the Purchase shall occur if the amounts so paid by Subordinated Creditor to the bank account designated by Senior Creditors are received in such bank account prior to 12:00 p.m., New York City time, and interest shall be calculated to and including the following business day if the amounts so paid by Subordinated Creditor to the bank account designated by Senior Creditors are received in such bank account later than 12:00 p.m., New York City time. Until the Purchase is final and the Senior Debt (other than contingent indemnity obligations) is paid in full, Senior Agent and each Senior Creditor may continue to exercise all of its rights and remedies under the Senior Debt.
(e)    Such purchase of the Senior Debt shall be made on a non-recourse basis, pursuant to SVB’s standard non-recourse sale and assignment agreement, without representation or warranty by any Senior Creditor as to the Senior Debt, any property serving as the Senior Collateral, or otherwise, except that each Senior Creditor shall represent and warrant: (i) the amount of the Senior Debt being purchased from Senior Creditors; (ii) that such Senior Creditor owns the Senior Debt free and clear of any Lien or encumbrances; and (iii) such Senior Creditor has the right to sell and assign the Senior Debt.
25.    ATTORNEYS’ FEES
In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in such action.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BORROWER:
PHASEBIO PHARMACEUTICALS, INC.
By: /s/ Jonathan Mow
Name: Jonathan Mow
Title: Chief Financial Officer
AGENT:
SILICON VALLEY BANK, as Agent
By: /s/ Thomas F. Gordon
Name: Thomas F. Gordon
Title: Managing Director
LENDERS:
SILICON VALLEY BANK, as Lender
By: /s/ Thomas F. Gordon
Name: Thomas F. Gordon
Title: Managing Director

WESTRIVER INNOVATION LENDING FUND VIII, L.P, as Lender
By: /s/ Trent Dawson
Name: Trent Dawson
Title: Chief Financial Officer

[Signature Page to Subordination Agreement]

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EXECUTED as a DEED for and on behalf of SFJ Pharmaceuticals X, Ltd. in the presence of: /s/ Neil Gray	) ) )	By:	/s/ Jonathan Roney
		Name: Position:	Jonathan Roney Director
Witness signature
Name: Neil Gray
Address: 190 Elign Ave., George Town, Grand Cayman
Occupation: Director, Fiduciary Services

[Signature Page to Subordination Agreement]

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